Exhibit 99.1

Safety Shot Expands Operations to the Northeast

The Company Will Launch in New York City, Long Island and The Hamptons Ahead of The Summer Months

JUPITER, FL, May 14, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today its strategic expansion to the Northeast regions of the United States. This launch marks a significant milestone in the Company’s rapid growth trajectory, with a primary focus in expanding a brand presence in key markets including New York City, Long Island and the Hamptons.

The expansion strategy will prioritize engaging with high-volume liquor stores, bodegas, bars and restaurants, aiming to meet a diverse customer base across channels. This targeted approach reflects the brand’s intent to establish access for its consumers to meet them where they are.

To facilitate the expansion, Safety Shot has forged a strategic partnership with seasoned market experts with over three decades of experience in the industry. These relationships will help guide the Company through a successful launch into the Northeast, establishing a strong foothold in the region and introducing Safety Shot’s innovative product to a broader audience.

Safety Shot’s Chief Revenue Officer, Josh Wagner, brings invaluable experience and insight towards this expansion having previously led the U.S. market as the former Head of Sales liquor channel and independents for Anheuser Busch InBev. His insight will be instrumental in driving success of the Company’s expansion efforts.

“This expansion represents a significant opportunity for Safety Shot as we continue to broaden our reach and impact,” said Mr. Wagner. “Establishing our presence in these key markets ahead of the summer kick off puts us in a position to capture brand recognition during a surge of heightened demand. We’re excited to introduce Safety Shot to the Northeast and pave the way for long-term success and growth in the region.”

The announcement marks the first phase of a comprehensive distribution rollout across the entire Northeast region. Safety Shot will enter the Northeast market at GoPuff locations throughout New York City, Long Island, and The Hamptons, with additional regions to follow.

For more information, visit www.drinksafetyshot.com.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com